Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts)
(856) 342-6081
CAMPBELL REPORTS SECOND-QUARTER RESULTS
Second-Quarter Net Earnings per Share Decreased 4 Percent to $0.71.
Revises Full Year Guidance.
CAMDEN, N.J., Feb. 18, 2011—Campbell Soup Company (NYSE: CPB) today reported its results for the second quarter of fiscal 2011.
Second-Quarter Summary
•	Sales Decreased 1 Percent to $2.127 Billion

•	U.S. Soup Sales Decreased 4 Percent

•	Strong Performance in Baking and Snacking Segment
          Net earnings for the quarter ended Jan. 30, 2011 were $239 million compared with $259 million in the prior year, a decrease of 8 percent. Net earnings per share were $0.71 in the current quarter compared with $0.74 in the prior period, a decrease of 4 percent.
          Douglas R. Conant, Campbell’s President and CEO, said, “The overall competitive environment remains challenging throughout the food industry, particularly in the U.S. In U.S. Soup, as planned in the second quarter, we maintained strong levels of advertising and promotional support to defend our consumer base. As a result of this support, externally measured consumer takeaway volume at retail in U.S. Soup grew during the quarter. However, our high levels of promotional spending in the quarter did not deliver planned sales lifts and negatively impacted margins. As we stated at the end of the first quarter, in the second half we will more heavily leverage advertising and brand building initiatives while reducing our reliance on trade promotions. We expect that improved price realization will lead to better profitability and strengthen our financial position in anticipation of higher cost inflation going forward.
          “Baking and Snacking, our second largest segment, delivered top and bottom line growth in the quarter. This performance reflected our consistent innovation, compelling advertising and effective promotional activities.”
Fiscal 2011 Guidance
          Campbell anticipates continued competitive pressure in its U.S. Soup, Sauces and Beverages segment in the second half of the year. Due to the intense competitive environment, the company expects its growth in the second half of the year will be at more modest rates than previously anticipated and will come largely in the fourth quarter. Campbell revised its full-year fiscal 2011 guidance and now expects net sales to be between 1 and (1) percent, adjusted EBIT to decline between 3 and 5 percent and EPS to decline between 1 and 3 percent from the fiscal 2010 adjusted base of $2.47.
          A detailed reconciliation of the fiscal 2010 adjusted information to the 2010 reported financial information is included at the end of this news release.
Second-Quarter Results
          For the second quarter, sales decreased 1 percent to $2.127 billion. The decrease in sales for the quarter reflected the following factors:
▪	Increased promotional spending subtracted 2 percent

▪	Currency added 1 percent
Second-Quarter Financial Details
▪
Gross margin was 39.4 percent compared with 40.5 percent a year ago. The decrease in gross margin percentage was primarily due to increased promotional spending and cost inflation, partially offset by productivity improvements.

▪	Marketing and selling expenses decreased to $291 million compared with $301 million in the prior year, reflecting reduced levels of advertising and lower selling expenses.

▪	EBIT was $359 million compared with $391 million in the prior-year quarter. EBIT decreased 8 percent primarily due to increased promotional spending.

▪
Campbell repurchased 12 million shares in the current quarter for $417 million under its strategic share repurchase program announced in June 2008 and the company’s practice of buying back shares sufficient to offset those issued under incentive compensation plans.

First-Half Results
          Net earnings for the first half were $518 million, or $1.53 per share, compared with $563 million, or $1.61 per share, in the year-ago period. Net earnings per share decreased 5 percent.
          For the first half of fiscal 2011, sales were $4.299 billion, a decrease of 1 percent from the year-ago period. The change in sales for the period reflected the following factors:
▪	Increased promotional spending subtracted 2 percent
▪	Currency added 1 percent
First-Half Financial Details
▪
Gross margin was 40.3 percent compared with 41.2 percent a year ago. The decrease in gross margin percentage was primarily due to increased promotional spending and cost inflation, partly offset by productivity improvements and favorable mix.

▪	Marketing and selling expenses decreased $17 million to $568 million, primarily due to lower selling expenses.

▪
Administrative expenses increased $12 million to $294 million, primarily due to higher pension and benefit costs, costs associated with the new headquarters facility, information systems related costs and currency, partly offset by lower compensation expenses.

▪
EBIT was $803 million compared with $869 million in the prior year. EBIT decreased 8 percent primarily due to increased promotional spending and cost inflation, partly offset by productivity gains and favorable mix.

▪	Cash flow from operations was $483 million compared with $496 million in the year-ago period. The current-year cash flow reflected higher working capital requirements and lower earnings, mostly offset by the benefit of lower pension contributions.

▪	Year to date, Campbell repurchased 16 million shares for $573 million.
Summary of Fiscal 2011 Second-Quarter and First-Half Results by Segment
U.S. Soup, Sauces and Beverages
          Sales for U.S. Soup, Sauces and Beverages were $1.022 billion for the second quarter, a decrease of 4 percent compared to a year ago. The change in sales reflected the following factors:
▪	Volume and mix subtracted 1 percent
▪	Increased promotional spending subtracted 3 percent
          U.S. Soup sales for the quarter decreased 4 percent reflecting higher levels of promotional spending which did not deliver the anticipated volume gains. Soup sales were also negatively impacted by movements in customer inventory levels.
▪
Sales of “Campbell’s” condensed soups decreased 7 percent reflecting declines in both cooking and eating varieties. Sales of eating varieties continued to be negatively impacted by promotional discounting in the ready-to-serve segment.

▪
Sales of ready-to-serve soups decreased 4 percent primarily due to declines in microwavable soups. Sales of ready-to-serve canned soups were comparable to a year ago as volume gains, principally double-digit growth in “Campbell’s Chunky” soups, were offset by increased promotional spending.

▪	Broth sales increased 7 percent due to strong holiday performance.
          Beverage sales decreased 1 percent for the quarter due to the impact of higher promotional spending partly offset by volume gains.
▪	“V8” vegetable juice sales declined due to increased competitive activity, while sales of both “V8 V-Fusion” juice and “V8 Splash” juice drinks increased.

          Sales of “Prego” pasta sauce and “Pace” Mexican sauce both declined due to increased competitive activity. “Pace” Mexican sauce was particularly challenged by private label distribution gains.
          Operating earnings were $220 million compared with $259 million in the prior-year period. The decrease in operating earnings was primarily due to increased promotional spending and cost inflation, partly offset by productivity improvements.
          For the first half, U.S. Soup, Sauces and Beverages sales decreased 4 percent to $2.125 billion. A breakdown of the change in sales follows:
▪	Price and sales allowances subtracted 1 percent

▪	Increased promotional spending subtracted 3 percent
          For the first half, U.S. soup sales declined 5 percent due to a 9 percent decrease in ready-to-serve soups and a 4 percent decrease in condensed soups, while sales of broth increased 2 percent. Beverage sales increased 5 percent due to strong volume-driven growth of “V8 V-Fusion” juice and “V8 Splash” juice drinks.
          Operating earnings were $515 million compared with $590 million in the year-ago period. The decrease in operating earnings was due to increased promotional spending and cost inflation, partly offset by productivity improvements.
Baking and Snacking
          Sales for Baking and Snacking were $526 million in the second quarter, an increase of 8 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
          Further details of sales results included the following:
▪	Sales at Pepperidge Farm increased, reflecting volume gains and improved price realization.
•	In cookies and crackers, sales increased driven by solid gains in “Goldfish” snack crackers, “Baked Naturals” crackers, and “Milano” and Homestyle cookies.

•	Strong sales growth in bakery products was driven by gains in stuffing, Swirl Bread, and the successful expansion of the “Deli Flats” line.
▪
In Australia, sales increased due to currency and growth at Arnott’s. Excluding currency, Arnott’s sales increased due to gains in savory crackers led by “Shapes” and “Vita-Weat,” and growth in “Tim Tam” chocolate cookies, partly offset by a decline in other sweet varieties.

          Operating earnings rose to $81 million compared with $73 million in the prior-year period. The increase in operating earnings was due to volume-driven growth at Pepperidge Farm.
          For the first half, sales increased 5 percent to $1.070 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
          Operating earnings grew to $181 million compared with $173 million in the year-ago period. The increase in operating earnings was due to gains at Pepperidge Farm and the impact of currency, partly offset by lower earnings at Arnott’s.
International Soup, Sauces and Beverages
          Sales for International Soup, Sauces and Beverages were $421 million for the second quarter, a decrease of 4 percent compared with a year ago. The change in sales reflected the following factors:
▪	Price and sales allowances subtracted 1 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 1 percent
          Lower sales in Europe and Latin America were partly offset by gains in Asia Pacific and Canada.

▪	In Europe, sales decreased primarily due to the unfavorable impact of currency as well as lower sales in France and Germany, partly offset by higher sales in Belgium.

▪	In Asia Pacific, sales increased due to currency and gains in Australian soup.

▪	In Canada, sales increased due to currency, partially offset by lower soup and beverage sales.
          Operating earnings were $69 million compared with $74 million in the year-ago period. The decrease in operating earnings was primarily due to declines in Europe and Canada.
          For the first half, sales decreased 2 percent to $793 million. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 1 percent
          Excluding the impact of currency, declines in Latin America and Canada were partially offset by gains in Asia Pacific.
          Operating earnings rose to $120 million compared with $118 million in the year-ago period.
North America Foodservice
          Sales were $158 million for the second quarter, a decrease of 1 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 3 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 1 percent
          Operating earnings increased to $21 million compared with $17 million in the prior period.
          For the first half, sales decreased 2 percent to $311 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 4 percent

▪	Price and sales allowances added 1 percent

▪	Currency added 1 percent
          Operating earnings were $44 million compared with $43 million in the year-ago period.
Unallocated Corporate Expenses
          Unallocated corporate expenses of $32 million in the current quarter were unchanged from a year ago. Unallocated expenses for the first half were $57 million versus $55 million in the prior year.
Non-GAAP Financial Information
          A detailed reconciliation of the fiscal 2010 adjusted financial information to the 2010 reported financial information is included at the end of this news release.
Conference Call
          The company will host a conference call to discuss these results on Feb. 18, 2011 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-261-3182 and non-U.S. participants at 1-703-639-1222. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A replay of the conference call will be available through midnight, March 4, 2011, by dialing 1-888-266-2081 or 1-703-925-2533. The access code is 1512958.
Reporting Segments
          Campbell Soup Company earnings results are reported for the following segments:
          U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth, stock and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 V-Fusion + Tea” beverages, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
          Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail and “Arnott’s” biscuits in Australia and Asia Pacific.

          International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
          North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 30,	January 31,
	2011	2010

Net sales	$2,127	$2,153

Costs and expenses
Cost of products sold	1,289	1,282
Marketing and selling expenses	291	301
Administrative expenses	154	149
Research and development expenses	31	28
Other expenses / (income)	3	2

Total costs and expenses	1,768	1,762

Earnings before interest and taxes	359	391
Interest, net	31	26

Earnings before taxes	328	365

Taxes on earnings	89	106

Net earnings	$239	$259

Per share - basic
Net earnings	$.72	$.74

Dividends	$.290	$.275

Weighted average shares outstanding - basic	330	341

Per share - assuming dilution
Net earnings	$.71	$.74

Weighted average shares outstanding - assuming dilution	332	344

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 30,	January 31,
	2011	2010

Net sales	$4,299	$4,356

Costs and expenses
Cost of products sold	2,567	2,562
Marketing and selling expenses	568	585
Administrative expenses	294	282
Research and development expenses	62	57
Other expenses / (income)	5	1

Total costs and expenses	3,496	3,487

Earnings before interest and taxes	803	869
Interest, net	61	53

Earnings before taxes	742	816

Taxes on earnings	224	253

Net earnings	$518	$563

Per share - basic
Net earnings	$1.54	$1.62

Dividends	$.565	$.525

Weighted average shares outstanding - basic	332	342

Per share - assuming dilution
Net earnings	$1.53	$1.61

Weighted average shares outstanding - assuming dilution	335	345

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 30,	January 31,	Percent
Sales	2011	2010	Change
Contributions:
U.S. Soup, Sauces and Beverages	$1,022	$1,068	(4%)
Baking and Snacking	526	489	8%
International Soup, Sauces and Beverages	421	437	(4%)
North America Foodservice	158	159	(1%)

Total sales	$2,127	$2,153	(1%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$220	$259	(15%)
Baking and Snacking	81	73	11%
International Soup, Sauces and Beverages	69	74	(7%)
North America Foodservice	21	17	24%

Total operating earnings	391	423	(8%)
Unallocated corporate expenses	(32)	(32)

Earnings before interest and taxes	359	391	(8%)
Interest, net	(31)	(26)
Taxes on earnings	(89)	(106)

Net earnings	$239	$259	(8%)

Per share - assuming dilution
Net earnings	$.71	$.74	(4%)

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 30,	January 31,	Percent
Sales	2011	2010	Change
Contributions:
U.S. Soup, Sauces and Beverages	$2,125	$2,208	(4%)
Baking and Snacking	1,070	1,019	5%
International Soup, Sauces and Beverages	793	811	(2%)
North America Foodservice	311	318	(2%)

Total sales	$4,299	$4,356	(1%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$515	$590	(13%)
Baking and Snacking	181	173	5%
International Soup, Sauces and Beverages	120	118	2%
North America Foodservice	44	43	2%

Total operating earnings	860	924	(7%)
Unallocated corporate expenses	(57)	(55)

Earnings before interest and taxes	803	869	(8%)
Interest, net	(61)	(53)
Taxes on earnings	(224)	(253)

Net earnings	$518	$563	(8%)

Per share - assuming dilution
Net earnings	$1.53	$1.61	(5%)

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	January 30,	January 31,
	2011	2010

Current assets	$1,914	$1,632

Plant assets, net	2,018	1,969

Intangible assets, net	2,535	2,442

Other assets	113	109

Total assets	$6,580	$6,152

Current liabilities	$2,415	$1,633

Long-term debt	1,937	2,250

Other liabilities	1,336	1,243

Total equity	892	1,026

Total liabilities and equity	$6,580	$6,152

Total debt	$3,121	$2,650

Cash and cash equivalents	$325	$113

Reconciliation of GAAP and Non-GAAP Financial Measures
Second Quarter Ended January 30, 2011
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings in fiscal 2010:
(1)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In fiscal 2010, the company recorded pre-tax restructuring charges of $12 million ($8 million after tax or $0.02 per share) for pension benefit costs related to these initiatives.

(2)	In fiscal 2010, the company recorded deferred tax expense of $10 million ($0.03 per share) due to the enactment of U.S. health care legislation in March 2010. The law changed the tax treatment of subsidies to companies that provide prescription drug benefits to retirees. Accordingly, the company recorded the non-cash charge to reduce the value of the deferred tax asset associated with the subsidy.
The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

(millions, except per share amounts)	Year Ended
Aug. 1, 2010
Earnings before interest and taxes, as reported	$1,348
Add: Restructuring charges (1)	12

Adjusted Earnings before interest and taxes	$1,360

Interest, net, as reported	$106

Adjusted Earnings before taxes	$1,254

Taxes on earnings, as reported	$398
Add: Tax benefit from restructuring charges (1)	4
Deduct: Tax expense from health care legislation (2)	(10)

Adjusted Taxes on earnings	$392

Adjusted effective income tax rate	31.3%

Net earnings, as reported	$844
Add: Net adjustment from restructuring (1)	8
Add: Tax expense from health care legislation (2)	10

Adjusted Net earnings	$862

Diluted earnings per share, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	0.02
Add: Tax expense from health care legislation (2)	0.03

Adjusted Diluted earnings per share	$2.47